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Exhibit Description: Consulting Agreement between CAK Entertainment Inc. and
                     Martha Stewart Living Omnimedia, Inc. dated October 21,
                     2005

                                                                    EXHIBIT 10.1

                              CONSULTING AGREEMENT

     THIS AGREEMENT ("Agreement") is entered into as of October 21, 2005 (the "Effective Date"), between CAK Entertainment Inc., a New York corporation (the "Consultant") and Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the "Company") (each, a "Party").

     WHEREAS, the Consultant is engaged in the music and entertainment business;

     WHEREAS, Charles A. Koppelman, the Chairman and Chief Executive Officer of the Consultant, currently serves as Chairman of the Board of Directors of the Company and performs consulting services for the Company, which services shall cease upon the Effective Date;

     WHEREAS, the Company wishes to engage the Consultant as a consultant to the Company in order to assist the President and Chief Executive Officer of the Company in addressing strategic opportunities for the Company including, without limitation, helping to identify, develop, design, structure and negotiate merchandising through catalogs, direct marketing, internet commerce, retail stores, book publishing, magazine, radio and television opportunities, as well as other product categories now or hereafter developed by the Company ("Opportunities"); and

     WHEREAS, the Consultant wishes to accept such engagement on the terms and conditions set forth herein;
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     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

     1. Retention as Consultant. Effective as of the Effective Date, the Company shall retain the Consultant, and the Consultant shall serve the Company as a consultant and shall make available to the Company the services of its employee, Charles A. Koppelman ("Koppelman"), on the terms and conditions set forth herein.

     2. Term.

          (a) The Consultant shall provide Consulting Services (as defined in
Section 3) hereunder for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date, unless the period ends earlier as provided in Section 2(b) (the "Consulting Term"). The Consulting Term shall automatically be extended for one year unless either Party provides notice to the other of its intention not to extend the Consulting Term, not less than ninety (90) day preceding the expiration of the Consulting Term.

          (b) The Consulting Term shall immediately terminate upon the dissolution or bankruptcy of Consultant, or upon the death or Disability of Koppelman. For purposes of this Agreement, "Disability" shall have the meaning set forth in the Company's Amended and Restated 1999 Stock Incentive Plan (the "Plan").

     3. Non-Exclusive Consulting Services. During the Consulting Term, the Consultant agrees to render consulting services to the Company by making Koppelman available to assist the President and Chief Executive Officer of the Company in identifying and addressing strategic opportunities for the Company including, without limitation, helping to identify, develop, design, structure and negotiate Opportunities (the
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"Consulting Services"). The Consultant shall report and be accountable to the
President and Chief Executive Officer orally or in writing, as the President and Chief Executive Officer may reasonably direct. The Consultant and Koppelman are entitled to engage in any other business and may enter into other consulting agreements and provide consulting services to other entities during the Consulting Term so long as the conduct of such other business or such other consulting services do not impair the Consulting Services and do not violate this Agreement. The previous sentence notwithstanding, it is anticipated that the Consulting Services will require a substantial time commitment on behalf of the Consultant and Koppelman. Neither Consultant nor Koppelman shall have the right to execute or enter into agreements or commitments on behalf of the Company or otherwise exercise any powers of an officer of the Company; provided that nothing in this Agreement shall be deemed to affect, limit or restrict Koppelman's rights, obligations, duties and responsibilities as Chairman of the Board of the Company.

     4. Place of Performance. During the Consulting Term, the Consultant shall perform its duties hereunder at such locations as it shall deem appropriate and helpful to the performance of the Consulting Services. The Company shall make available to the Consultant, during the Consulting Term, an office and the services of an administrative assistant at the Company's headquarters.

     5. Compensation. In consideration of the Consulting Services to be performed during the Consulting Term and the non-competition and confidentiality covenants set forth herein, the Company shall provide the Consultant with the following:

     (a) Annual Fee. The Company shall pay to the Consultant an annual fee of $725,000 (the "Fee"). The Fee shall be paid on a monthly basis in equal installments.
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     (b) Stock Options. The Company shall grant to Koppelman as of the Effective
Date options to purchase 200,000 shares of Class A common stock, par value $0.01 per share, of the Company (the "Common Stock") pursuant to a stock option agreement in a form substantially similar to previous such agreements between Koppelman and the Company (the "Stock Option Agreement"). Such options shall have an exercise price equal to the Common Stock's fair market value on the date of grant and the option term set forth in the Amended and Restated 1999 Stock Incentive Plan (the "Plan"), and shall be subject to the vesting conditions set forth in Section 5(e) hereof.

     (c) Restricted Stock. The Company shall grant to Koppelman as of the Effective Date 75,000 shares of Common Stock pursuant to a restricted stock agreement in a form substantially similar to previous such agreements between Koppelman and the Company (the "Restricted Stock Agreement"), subject to the vesting conditions set forth in Section 5(e) hereof and the terms of the Plan.

     (d) Performance Fee. The Consultant shall be eligible to receive a performance fee of (i) $2,400,000 at target, plus (ii) an additional payment of $600,000 upon the achievement of certain special milestones described in Exhibit A, for a maximum payout of $3,000,000, subject to the earnout conditions set forth in Section 5(e) hereof.

     (e) Vesting and Earnout Conditions. Vesting of the stock options and restricted stock described in Sections 5(b) and (c) and earnout of the performance fee described in Section 5(d) hereof shall be based upon the Consultant rendering the Consulting Services during the Consulting Term and any extension thereof, and the level of performance in accordance with the earnout/vesting schedule in Exhibit A. If (i)
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Consultant either declines to extend the Consulting Term for one year as contemplated by Section 2(a), or ceases to make Koppelman's services available to the Company during the Consulting Term including any extension thereof through the third anniversary of the Effective Date, or (ii) Koppelman ceases to perform services hereunder during the Consulting Term including any extension thereof through the third anniversary of the Effective Date (either, a "Cessation Event"), then vesting and earnout shall cease as of the date of such Cessation Event, and the Company shall, as soon thereafter as practicable, undertake a final reconciliation of performance as of the date of such Cessation Event.

     6. Confidential Information. Except as may be required or appropriate in connection with carrying out the Consultant's duties under this Agreement, neither the Consultant nor Koppelman shall, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as it is necessary in connection with any adversarial proceeding against the Company (in which case the Consultant and Koppelman shall cooperate with the Company in obtaining a protective order at the Company's expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform the Consultant's duties hereunder, any trade secrets, confidential information, knowledge or data relating to the Company, its affiliates or any businesses or investments of the Company or its affiliates, obtained by the Consultant during the Consultant's services to the Company that is not generally available public knowledge (other than by acts by the Consultant or Koppelman in violation of this Agreement).
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     7. Non-Competition. During the Consulting Term (including any extension thereof) and for six months thereafter, neither the Consultant nor Koppelman shall engage in or become associated with any Competitive Activity, unless the Company terminates this Agreement without Cause or elects not to extend the Consulting Term for one year, in which case the period of non-competition shall end upon the effective date of such termination or failure to extend. "Competitive Activity" shall mean any business or other endeavor (conducted in any country in which the Company has significant business operations) that engages to a significant degree in a business that directly competes with any substantial part of any of the Company's businesses of (i) producing television and other video programs, (ii) designing, developing, licensing, promoting and selling merchandise through catalogs, direct marketing, internet commerce and/or retail stores of the product categories in which the Company so participates during the Consulting Term, (iii) the creation, publication or distribution of regular or special issues of magazines, and (iv) any other business in which the Company is engaged during the Consulting Term (the "Company Business"). Notwithstanding the preceding sentence, Consultant and Koppelman shall be permitted to engage in any business or other endeavor pertaining directly to the music industry; moreover, Koppelman shall be free to make personal appearances, and otherwise trade on his name and reputation, so long as doing so does not involve direct competition with the Company Business. The Consultant and/or Koppelman shall be considered to have become "associated with a Competitive Activity" if it or he becomes involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Consultant's or Koppelman's personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity and its or his involvement materially relates to the Competitive Activity of such entity; provided, however, that the Consultant and/or Koppelman shall not be prohibited from (a) owning less than two percent of the equity of any publicly traded corporation, whether or not such corporation is in competition with the Company or (b) serving as a director of a corporation or other entity the primary business of which is not a Competitive Activity. If, at any time, the provisions of this Section 7 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 7 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Consultant and Koppelman agree that this
Section 7 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

     8. Independent Contractor Relationship; Taxes. The relationship of the Consultant to the Company created by this Agreement is that of an independent contractor, and nothing contained in this Agreement shall be deemed to create an employer-employee relationship or principal-agent relationship between either the Consultant or Koppelman and the Company or give the Company the right to control or interfere in any manner in the day-to-day business affairs of the Consultant or Koppelman. The Consultant shall have the sole responsibility of and control over the manner and means of providing the services required hereunder. Neither the Consultant nor Koppelman shall be entitled to any benefit, right or privilege provided or made available by the Company to its employees under any Company pension, welfare or other benefit plan. The Consultant and Koppelman shall be directly responsible for payments to satisfy the Consultant's and Koppelman's obligations under all federal, state and local tax laws of every kind, workers' compensation laws, disability and unemployment insurance laws and the Social Security Act with respect to its compensation received from the Company and any payments it may make to Koppelman. The Company shall not withhold taxes or any other payroll deductions from payments made to the Consultant or on the vesting of restricted stock held or the exercise of stock options by Koppelman. Because the Consultant is not an employee of the Company, but rather an independent contractor, the Company shall report payments made to the Consultant on IRS Form 1099. The Consultant agrees to report all compensation received under this Agreement, the Stock Option Agreement and the Restricted Stock Agreement to the appropriate federal, state or local taxing authorities. The Consultant further agrees to pay, when and as due, any and all taxes incurred or owed by the Consultant as a result of (i) the compensation hereunder or thereunder, including estimated taxes if applicable, and (ii) any compensation it may pay to Koppelman, and shall provide the Company with proof of said payments upon request. The Consultant hereby agrees to indemnify, defend, and hold harmless the Company from and against any and all claims, losses, costs, fines, assessments, fees, liabilities, damage or injuries suffered by the Company arising out of any breach by the Consultant of this Section 8, and the Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation of the Company (a) to pay withholding taxes or similar items, or (b) resulting from any legal determination that the Consultant or Koppelman is not an independent contractor with respect to the Company.

     9. Entire Agreement. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement, the Stock Option Agreement and the Restricted Stock Agreement. This Agreement, the Stock Option Agreement and the Restricted Stock Agreement contain the complete agreement between the parties hereto with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates, successors and assigns and shall be binding upon and inure to the benefit of the Consultant and its affiliates, successors and assigns; provided that in no event shall the Consultant's obligations hereunder be delegated or assigned by the Consultant, nor may the Consultant substitute another person for Koppelman as the person whose services shall be made available to the Company. The Company may assign or transfer its rights hereunder to any of its affiliates or to a successor corporation in the event of merger, consolidation or transfer or sale of all or substantially all of the assets of the Company.

     11. Amendment and Waiver. Any provision of this Agreement may be amended, waived or terminated only in a writing signed by the Company and the Consultant. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. No course of dealing between the parties shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or the Consultant in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Consultant of any such right or remedy shall preclude other or further exercises thereof. A waiver of right or remedy on any one occasion, or with regard to one provision, shall not be construed as a bar to, or waiver of, any such right or remedy on any other occasion or with regard to any other provision.

     12. Governing Law. The validity, interpretation, construction and performance of this Agreement, and any disputes or controversies arising with respect to the transactions contemplated herein, shall be governed by the laws of the State of New York, irrespective of New York's choice-of-law principles that would apply the law of any other jurisdiction.

     13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     14. Consultant's and Koppelman's Representations. The Consultant and Koppelman represent and warrant to the Company that (i) the Consultant's execution, delivery and performance of this Agreement and its making the services of Koppelman available to the Company do not and shall not conflict with, or result in the breach of or violation of, any other agreement, instrument, order, judgment or decree to which the Consultant or Koppelman is a party or by which it or he is bound, and
(ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be a valid and binding obligation of the Consultant, enforceable in accordance with its terms.

     15. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     Notices to the Company:

     Martha Stewart Living Omnimedia, Inc.
     11 West 42nd Street
     New York, New York 10036
     Attention: John R. Cuti

     Notices to the Consultant:

     CAK Entertainment Inc.
     37 East 64th Street, Suite 1607
     New York, NY 10021

With a copy to:

     Howard S. Jacobs, Esq.
     Katten Muchin Rosenman LLP
     575 Madison Avenue
     New York, NY 10022

     16. Legal Fees and Expenses. The Company shall pay all reasonable fees and expenses of legal counsel incurred by Consultant in the negotiation and drafting of this Agreement, up to a maximum of $30,000.00. The Company shall also pay or reimburse Consultant for all reasonable expenses paid or incurred by it in performing its obligations under this Agreement, in accordance with past practice and the Company's expense reimbursement practices.

     17. Captions. The headings and captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     18. Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

                                     * * * *
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

MARTHA STEWART LIVING OMNIMEDIA, INC.


By:  /s/ Susan Lyne
     --------------------------------
Its: President & CEO


CONSULTANT:

CAK ENTERTAINMENT, INC.


By:  /s/ Charles A. Koppelman
     -------------------------------
Its: President


Agreed to as to Sections 6, 7 and 14 hereof.

/s/ Charles A. Koppelman
-------------------------------------
Charles A. Koppelman

                                    Exhibit A
                          PERFORMANCE VESTING SCHEDULE

1. Definition of "Deal Cash Flow" - For purposes of performance vesting, Deal Cash Flow will be defined as the sum of (i) the amount of gross revenue (not including any amounts counted pursuant to subsection (ii) of this paragraph), including the fair market value of any non-cash item, the Company receives directly from deals, licenses, agreements, business ventures, etc. that are primarily attributable to the proposals, efforts, introductions or orchestration of the Consultant or in which it has had significant involvement ("Vesting Opportunities"), in each case as determined by the Compensation Committee in its sole and absolute discretion, and (ii) the gross revenues deemed received by the Company from the transactions listed on the confidential schedule to be maintained by the Compensation Committee, which transactions the Compensation Committee has determined to be Vesting Opportunities by reason of Consultant's significant involvement, including its proposals, introductions, advice, negotiating efforts, and other contributions. The Parties agree that the Sirius Radio transaction shall not be included in determining Deal Cash Flow. Nothing in this Agreement shall require the Company to enter into any transaction with any other entity, even if such transaction would have resulted in Deal Cash Flow.

2. Payment of Performance Compensation - In addition to the Special Accelerated Vesting Arrangements described below, promptly (but in any event, within 10 business days) after each quarterly determination of the vesting and earnout as described in the immediately succeeding paragraph (each, a "Determination"), the Company shall pay Consultant a portion of the performance fees as provided in Section 5(d)(i) (up to $2.4 million), and Koppelman shall vest in a portion of each of the stock options and restricted stock as provided in Sections 5(b) and 5(c), each said portion equal to a fraction the denominator of which is 70 and the numerator of which is the amount of Deal Cash Flow for which Consultant is credited pursuant to such Determination. By way of example, and for illustrative purposes only, if Consultant is credited in a Determination with Deal Cash Flow equal to $14 million: (A) Consultant shall be entitled to receive a portion of the total performance fees payable under this Agreement under
     Section 5(d)(ii) equal to 14/70 X $2.4 million, which amount equals $480,000; (B) Koppelman shall be entitled to vest in a portion of the stock options described in Section 5(b) equal to 14/70 X 200,000, which amount equals 40,000 and (C) Koppelman shall be entitled to vest in a portion of the restricted stock described in Section 5(c) equal to 14/70 X 75,000, which amount equals 15,000.

     In addition to the compensation described above, if Consultant is credited under this Agreement with $85 million or greater of cumulative Deal Cash Flow during the Consulting Term and any and all Tail Periods (described below), the Company shall pay Consultant the additional performance fees described in Section 5(d)(ii) in the amount of $600,000. Such payment shall be made promptly after the Determination (but in any event within 10 business days thereof) at which such cumulative Deal Cash Flow reaches or exceeds $85 million. Provided that Consultant is credited with not less than $70 million of cumulative Deal Cash Flow during the Consulting Term and any and all Tail Periods (as described below), solely for purposes of satisfying the $85 million Deal Cash Flow performance requirement, and earning the $600,000 amount described in the foregoing sentence, each time Consultant is credited with 5% special accelerated vesting pursuant to the section entitled "'The Apprentice: Martha Stewart' Show Appearance" below, Consultant shall be credited with $5 million of deemed Deal Cash Flow, and each time the Consultant is credited with a 5% special accelerated vesting pursuant to the section entitled "Special Assignments and Tasks" below, Consultant shall be credited with $10 million of deemed Deal Cash Flow

3. Approval Process and Performance Review - Within a reasonable period following the completion of every calendar quarter, the Compensation Committee will review, calculate, certify and approve the Vesting Opportunities, level of performance and corresponding vesting or earnout achievement. Deals may be subject to a minimum profit margin requirement to qualify for credit for Deal Cash Flow purposes. The Compensation Committee also has discretion to provide credit for deals where Consultant is "finder", i.e., discussions commence during the Consulting Term including any extension, but deal closes after Consulting Term has terminated.

4. Special Accelerated Vesting Arrangements - In addition to the Determinations of Deal Cash Flow and Vesting Opportunities referenced above:

     (a) "The Apprentice: Martha Stewart" Show Appearances - Consultant will vest in 5% of each of the stock options, the restricted stock and the performance fee on each anniversary of the Effective Date for each television cycle of "The Apprentice: Martha Stewart" television show during the 12-month period ending on each such anniversary in which Koppelman appears at least once.

     (b) Special Assignments and Tasks - In January 2006 and on or around each of the second and third anniversaries of the Effective Date (each a "Special Vesting Date"), the Consultant will vest in
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          5% of the performance fee and Koppelman will vest in 5% each of the restricted stock and stock options, but only if the Compensation Committee, in its sole and absolute discretion, determines that the Consultant has materially facilitated or accomplished any special arrangements or tasks or undertakes extraordinary strategic projects (or has previously during the Consulting Term facilitated or accomplished any special arrangements or tasks or undertaken extraordinary strategic projects) on behalf of the Company that result in substantial value to the Company during the 12-month period ending on each such Special Vesting Date. By way of example, and for illustrative purposes only, if the Compensation Committee determines in January 2006 that Consultant has materially facilitated an extraordinary strategic project that resulted in substantial value to the Company during 2005, then Consultant will vest in 5% of the performance fee and Koppelman will vest in 5% each of the restricted stock and stock options in January 2006; if that extraordinary strategic project also results in substantial value to the Company in the 12-month period immediately preceding the second Special Vesting Date, then Consultant will vest in 5% of the performance fee and Koppelman will vest in 5% each of the restricted stock and stock options on that date; but if that extraordinary strategic project thereafter ceases to result in substantial value to the Company, then there will be no additional vesting in connection therewith.

5. Maximum Vesting - The maximum aggregate vesting/earnout under the Performance Vesting Schedule and the Special Accelerated Vesting Arrangements cannot exceed 100% of the compensation described in Sections 5(b), 5(c) and 5(d). The additional $600,000 performance fee described in
     Section 5(d)(ii) can be earned only if the conditions described above under the paragraph entitled "Payment of Performance Compensation" are satisfied prior to expiration of the Tail Period (as defined below).

6. Tail Period - In the event (i) the Company terminates this Agreement during the Consulting Term other than for Cause (as defined below), (ii) the Consulting Term expires on the second or third anniversary of the Effective Date, or (iii) a Change in Control (as defined below) of the Company occurs, the Consultant will continue to vest pursuant to the Performance Vesting Schedule during the twenty-four (24) months following the termination, the expiration of the Consulting Term or the effective date of the Change in Control, as the case may be (the "Tail Period") for all Vesting Opportunities already subject to the Agreement as of such date.

7. Cause - The Company will have Cause to terminate this Agreement if the Consultant and/or Koppelman materially breach the Agreement and fails to cure such breach within fifteen (15) business days after a written notice of non-compliance has been given by the Company, or otherwise intentionally or recklessly engages in conduct that materially injures the business, reputation, or prospects of the Company.

8. Change in Control - For purposes of this Agreement, the term Change in Control means a sale of all or substantially all of the assets of the Company or a transaction, or series of related transactions, as a result of which any person, as such term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than Martha Stewart or any affiliate of Martha Stewart, possesses the power, by ownership of voting securities or otherwise, to elect a majority of the members of the Board of Directors of the Company.